Exhibit 3.181
Limited Liability Company Operating Agreement for
VOCA of Indiana, LLC
     This Limited Liability Company Agreement (the “Agreement”) evidences the mutual agreement of the Members (as hereinafter defined) in consideration of their contributions and promises each to the others, for the purpose of forming a limited liability company pursuant to the Indiana Business Flexibility Act, Indiana Code Ann. § 23-18-1 et. seq., as the same may be amended from time to time (the “Act”).
ARTICLE I
NAME; TERM; PLACE OF BUSINESS; DEFINITIONS
     1.1 Name. The name of the limited liability company formed hereunder (the “Company”) is VOCA of Indiana, L.L.C. The Managing Member may change the name of the Company at any time and from time to time and may also operate the business at the same time under one or more fictitious names.
     1.2 Effective Date, Term. This Agreement shall become effective on the date that it is executed by the Members of the Company and shall continue in perpetuity, unless earlier terminated pursuant to the provisions of this Agreement.
     1.3 Registered Office, Place of Business, Agent. The address of the registered office of the Company and the principal place of business of the Company (which may but need not be the same as the Office) shall be as indicated on Schedule A attached hereto. The Managing Member may change the location of the office, establish additional offices or places of business of the Company or enter into such contracts or hire such agents in such other locations, inside and outside of the” State of Indiana, as it deems necessary or desirable in the conduct of the business of the Company. The agent of the Company for service of process shall be as indicated on Schedule A.
     1.4 Definitions. Capitalized terms used in this Agreement shall have the meanings as defined throughout the text of this Agreement. A list of such definitions is contained in section 11.1.
ARTICLE II
CHARACTER OF BUSINESS
     2.1 Character of the Business. The general character of the business of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.
ARTICLE III
MEMBERS; RIGHTS AND LIMITATIONS ON MEMBERS
     3.1 Members. The members of the Company (“Members”) shall be those persons or entities identified as such on Schedule A, as such Schedule shall be amended from time to time.

     The names and addresses of the Members, the amount of their contribution to the capital of the Company, the number of Units credited to each Member and their Percentage Interests are set forth in Schedule A.
     3.2 Additional Members. The Managing Member may admit additional Members to the Company as provided in this Agreement. The transferee of the interest in the Company of an existing Member shall not become a Member until admitted as a substituted Member pursuant to section 7.5.
     3.3 Members May Compete. Members shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Company, and the Company may engage Members or persons or firms associated with them for specific purposes and may otherwise deal with such Members, on terms and for compensation to be agreed upon by any such Member and the Company.
     3.4 Limitations on Members. No Member shall have the right:
          (a) to have his capital contribution repaid except to the extent provided in this Agreement;
          (b) to require partition of Company property or to compel any sale or appraisement of Company assets or sale of a deceased Member’s interest therein; or
          (c) to sell or assign his interest in the Company except as provided in Article VII hereof.
ARTICLE IV
MANAGING MEMBERS; RIGHTS AND POWERS OF
MANAGING MEMBERS
     4.1 Managing Member. The Managing Member (“Managing Member”) of the Company shall be that Member identified as such on Schedule A, as such Schedule shall be amended from time to time. The Managing Member shall have full, exclusive and complete authority and control in the management of the Company business with all rights and powers generally conferred by law or necessary or advisable and consistent therewith and with the provisions of this Agreement.
     4.2 Rights Powers. The Managing Member shall have the same powers as an individual to all things necessary or convenient to carry out the business arid affairs of the Company. By way of illustration but not by way of limitation, such power shall include the right and power to:
          (a) acquire property on such terms as it deems reasonable, including borrowing any amounts necessary to effectuate the purchase;
          (b) take any and all actions with respect to the acquisition, management or disposition of Company properties, including, without limitation, selling and otherwise disposing of assets of the Company, borrowing of funds, and negotiation and execution of contracts, deeds, pledges, bonds, guarantees, notes and mortgages;
          (c) execute any and all other instruments and perform any acts determined to be necessary or advisable to carry out the intentions and purposes of the Company;
          (d) borrow money on such terms as it may determine from banks, other lending institutions, and other lenders, including any Member or Affiliate of a Member for any Company purpose, and to pledge or mortgage Company assets to secure repayment of the borrowed sums, and to execute in connection therewith any notes, security agreements, mortgages, pledges, deeds of trust or other loan documents required by any lender in connection therewith;
          (e) invest Company funds in bank savings accounts, savings and loan associations, commercial paper, government securities, certificates of deposit, bankers’ acceptances and other interest-bearing obligations, and deposit, withdraw, pay, retain and distribute Company funds in any manner consistent with the provisions of this Agreement;
          (f) admit additional Members and substitute Members;
          (g) perform any and all acts necessary to pay any and all. organizational expense incurred in the creation of the Company and in raising additional capital, including without limitation broker’s commissions, legal and accounting fees (it being understood that all expenses incurred in the creation of the Company and the commencement of the Company business shall be borne by the Company); and compromise, arbitrate or otherwise settle or adjust claims in favor of or against the Company and commence or defend litigation. with respect to the Company or any assets of the Company as deemed advisable, all or any of the above matters being at the expense of the Company, and execute, acknowledge and deliver any and all instruments to effect any and all of the foregoing;
          (h) purchase goods or services, including management and leasing from any corporation or other form of business enterprise whether or not such corporation or business enterprise is owned or controlled, or affiliated with any Member, or corporations or business enterprises in which any Member may have an interest as a shareholder, officer, director, partner, member or proprietor, and any profits or income earned by such corporation or business enterprise as the result of such transaction shall belong to it and not to the Company;
          (i) establish Company offices at such places as may be appropriate, hire or lease Company employees, obtain the services of independent contractors and consultants, engage counsel, and otherwise arrange for the facilities and personnel necessary to carry out the purposes and business of the Company;
          (j) arrange for a facsimile signature for itself for the purpose of executing such checks or other writings or legal instruments as may be, necessary or desirable in the Company business; and
          (k) maintain any insurance coverage deemed necessary or appropriate by the Managing Member, in such amounts and of such types as shall be determined by the Managing

Member, including without limitation public liability insurance coverage and insurance covering the indemnification by the Company provided in section 4.5.
     4.3 Duties of Managing Member. Not Required to Devote Full Time. The Managing Member shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and shall devote such time to the Company affairs as it shall, in its discretion exercised in good faith, determine is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that the Managing Member shall not be required to devote its entire time or attention to the business of the Company. In carrying out its obligations, the Managing Member shall:
          (a) Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the Managing Member;
          (b) Deposit all funds of the Company in one or more separate bank accounts with such banks or trust companies as the Managing Member may designate (withdrawals from such bank accounts to be made upon such signature or signatures as the Managing Member may designate);
          (c) Maintain at a principal place of business of the Company all of the following:
               (i) a current list of the full name and last known business or residence address of each member and manager, if any, of the Company from the date of organization;
               (ii) a copy of the articles of organization and all certificates of amendment to it;
               (iii) a copy of this Agreement and all amendments to this Agreement;
               (iv) the amount of cash, if any, and a statement of the agreed value of other property or services contributed by each member and the times at which or events upon which any additional contributions agreed to be made by each member are to be made;
               (v) copies of the Company’s federal, state, and local income tax returns and financial statements, if any, for the three most recent years, or if the returns and statements were not prepared, copies of the information and statements provided to or that should have been provided to the members to enable them to prepare their federal, state, and local tax returns for the same period;
               (vi) the events, if any, upon the happening of which the limited liability company is to be dissolved and its affairs wound up.
     The records listed in this subsection shall be subject to inspection and copying at the reasonable request and expense of any Member during ordinary business hours.
     4.4 Exculpation of Member(s): Indemnity. In carrying out their duties hereunder, the Member(s) shall not be liable to the Company or to any other Member for their good faith actions, or failure to act, or for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for its own willful misconduct in the performance of its obligations under this Agreement. Actions or omissions taken in reliance upon the advice of legal counsel as being within the scope of authority conferred by this Agreement shall be conclusive evidence of such good faith; however, good faith may be determined without obtaining such advice.
     The Company does hereby indemnify and hold harmless the Member(s), their Affiliates and .their agents, officers, employees, partners, members and directors against and from any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (together, “Claims”), in which the indemnified person may be involved, or threatened to be involved, as a party or otherwise by reason of its status as the Member or an Affiliate thereof, an agent, officer, employee, partner, member or director of the Member or an Affiliate thereof, or a person serving at the request of the Company in another entity in a similar capacity, which relates to or arises out of the Company, its property, business or affairs, regardless of whether the indemnified person continues to be the Member or an Affiliate thereof or their agent, officer, employee, partner, member or director at the time any such liability or expense is paid or incurred, if (i) the indemnified person acted in good faith and in a manner it believed to be in or not opposed to the best interests of the Company, (ii) the indemnified person’s conduct did not constitute gross negligence or willful misconduct, (iii) in connection with any criminal action or proceeding, the indemnified person had no reasonable cause to believe its conduct was unlawful, (iv) with respect to Claims by or in the right of the Company, the indemnified person is not adjudged to be negligent or liable for misconduct, unless a court determines that indemnification is nonetheless appropriate, and (v) the standards set forth in clauses (i) and (ii), and, if applicable, (iii) and (iv), are met as determined in each case by (w) a majority vote of a quorum of Member(s) who are not parties to or threatened to be made parties to the Claims in issue, (x) by independent legal counsel, (y) by all the Members, or (z) by an appropriate court. Notwithstanding clauses (iii) and (iv), an indemnified person shall be eligible for indemnification hereunder to the extent it has been successful on the merits with respect to any Claim. In no event shall any Member be required to make an additional capital contribution to carry out this indemnification provision.
     An Affiliate of any person (“Affiliate”) means (i) any person directly or indirectly owning, controlling or holding the power to vote ten percent or more of the outstanding voting securities of the specified person; (ii) any person ten percent or more of whose outstanding voting securities is directly or indirectly owned, controlled or held with power to vote by the specified person; (iii) any person directly or indirectly controlling, controlled by, or under control with a specified person; (iv) any officer, partner, member or director of the specified person; and (v) any person of which the specified person is an officer, director or partner.
     4.5 Reliance of Third Parties on Authority of Managing Member. No financial institution or any other person, firm or corporation dealing with any Member shall be required to ascertain whether such Member is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the acts and assurances of and the execution of any instruments by such Member(s).

     4.6 Tax Elections, Tax Matters Member. The Managing Member shall have the exclusive right to make and determine, in its sole discretion, all options and elections with respect to the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulations (“Treasury Regulations” or. “Treas. Reg.”) issued thereunder. As an example of, but not in limitation of, the general authority conferred by the preceding sentence, the Managing Member shall determine whether and when to make or revoke the election under Code Section 754. The Managing Member shall be the “tax matters partner”. (as defined in Code Section 6231) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, and to expend Company funds for professional services and costs associated therewith. The tax matters partner shall provide all notices and perform all acts required of a tax matters partner under Subchapter C of Chapter 63 of the Code. The Managing Member is authorized to take any action that it determines to be necessary to comply with the requirements of Code Sections 1441, 1442, 1445, or 1446 with respect to withholding certain amounts with respect to payments or distributions to a member who is not a U.S. person (as defined in Code Section 7701) or withholding of certain amounts with respect to the sale of a “United States real property interest” (as defined in code Section 897). Notwithstanding the above, the Managing Member shall not have the authority to agree on behalf of any Member to an extension of time for assessment under Code Sections 6501(c)(4) or 6229(b)(1)(B).
     4.7 Member(s) May Compete. The Members hereby acknowledge that the Member(s) may from time to time engage in business. enterprises similar to the business of the Company and competitive with the business of the Company without restriction and with no obligation to account to the Company or to the Members for such activities. The Member(s) are not obligated to offer business opportunities to the Company, except for those directly related to the Property.
ARTICLE V
COMPANY CAPITAL; ADVANCES BY MEMBERS
     5.1 Capital Contributions. Upon execution of this Agreement, the Members have contributed to the capital of the Company the money or property listed in Schedule A. If property has been contributed, (i) the amount of the contribution indicated on Schedule A shall be the fair market value of such property as agreed by the Members, and (ii) the property shall be described in a footnote or supplement to Schedule A. All capital contributions of the Members shall be :credited to the Members’ Capital Accounts maintained by the Company in accordance with section 6.3. The Members shall have no obligation to make additional capital contributions to the Company. No interest shall be paid on capital contributions.
     5.2 Additional Capital. If at any time or times the Managing Member determines that additional capital is required to preserve and maintain the business of the Company, the Members shall have the opportunity but not the obligation to provide such additional capital in proportion to their Percentage Interests. The Managing Member shall advise the Members of the need for additional capital by written notice with a statement of the reasons such additional capital is needed. If within thirty (30) days from the date such notice is given each of the Members has not delivered his written response to the Managing Member agreeing to provide his pro rata share of such additional capital as an additional contribution to the Company, the Managing Member may proceed to obtain such additional capital, in whole or in part, by the sale of additional interests in the Company, by secured or unsecured borrowings, by contributions to the Company by the Managing Member or by any combination thereof. The effectiveness of any such alternate means of obtaining additional capital shall not be dependent upon approval of the Members, who shall be deemed to have waived all rights, if any, to any additional obligations or interest forming all or any part of such an effort by the Managing Member. The Members acknowledge that their Percentage Interests may be altered in the event that one or more Members do not contribute additional capital, or if additional persons not theretofore Members contribute capital to the Company.
     5.3 No Return of Contributions; Loans. Anything in this Agreement to the contrary notwithstanding, the Managing Member shall not be personally liable for the return of the capital contribution of a Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. A Member shall• not have the right to demand or receive property other than cash in return for his contribution, unless he so requests and the Managing Member approves such request. If the Managing Member or any Member shall advance any monies to the Company in excess of his contribution to the capital of the Company, the amount of any such advance shall not be deemed to be an additional capital contribution unless specifically so characterized, but instead shall be treated as a loan and shall bear interest at the minimum rate required to avoid the imputation of interest under Code Section 7872 (whether or not such Section applies to the loan) and shall be an obligation of the Company to such Member payable in accordance with the other terms of such .advance prior to payment of any cash distribution pursuant to Article VI and, in the case of liquidation, in accordance with the provisions of section 8.2.
ARTICLE VI
FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND
LOSSES;
     6.1 Fiscal Year. The fiscal year of the Company shall be as fixed by the Managing Member from time to time and shall be initially the same as the calendar year.
     6.2 Method of Accounting. The Company books shall be kept in such manner and by using such method of accounting as the Managing Member may determine, and the Managing Member may change accounting methods whenever it believes a change to be in the best interest of the Company.
     6.3 Maintenance of Capital Accounts. A capital account (“Capital Account”) shall be maintained by the Company for each Member in accordance with Treas. Reg. § 1.7041(b)(2)(iv).The initial amount credited to the Capital Account of each Member shall be the amount of such Member’s initial contribution, to the capital of the Company. The Capital Account of . each Member shall also be (i) credited with the amount of any additional contributions made by such Member, (ii) credited with the amount of any Profits and any other items of income or gain allocated to such Member, (iii) debited by the amount of any Losses . and any other items of loss or deduction allocated to such Member, and (iv) debited with the amount, of all actual and deemed distributions made to such Member. Any contribution or distribution of property in kind shall be credited or debited, respectively, in an amount equal to the Carrying Value of such property, net of liabilities secured by such property. that the

Company or a Member, respectively, is considered to assume or take subject to under Code Section 752. Upon adjustment to the adjusted tax basis of Company property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Members shall be adjusted as provided in Treas. Reg. §1304-1 (b)(2)(iv)(m).
     6.4. Allocation of Profits and Losses
     (a) Profits shall be allocated to the Members as follows:
               (i) first. to those Members who have deficit balances in their capital accounts, pro rata in proportion to such deficit balances, until such deficit balances have been eliminated and the balances in their capital accounts have been restored to zero; and
               (ii) thereafter, in accordance with the Members’ Percentage Interests. The term “Percentage Interests” shall mean the percentage interest of any Member in the Company determined by dividing the number of Units held by such Member by all outstanding Units of Company interest. “Units” is a term used in this Agreement for purposes of making allocations and determining certain votes; the Units allocated to each Member is indicated on Schedule A. Units shall not represent a Member’s interest in the capital of the Company, which is determined solely by a Member’s Capital Account.
               (iii) Losses shall be allocated to the Members in accordance with their Percentage Interests.
               (iv) The special allocations set forth in section 11.2 shall be made prior to the allocations under this section.
               (v) “Profits” and “Losses” shall mean an amount equal to the Company’s taxable income or loss, respectively, for any period from all sources, determined in accordance with Code Section 703(a), adjusted in the following manner: (i) the income of the Company that is exempt from federal income tax or not otherwise taken into account in computing Profits and Lasses pursuant to this definition shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as described in such Section pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i) or not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss; (iii) in the event the Carrying Value of any Company asset is adjusted pursuant to section 11.2(c)(ii), (iii) or (iv) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such, asset for purposes of computing Profits and Losses; (iv) gain or loss resulting from the disposition of an asset shall be computed by reference to the Carrying Value of such asset; (v) a deduction for Depreciation shall be taken in lieu of a deduction for depreciation, amortization or cost recovery allowable for federal income tax purposes for such fiscal year; (vi) to the extent an adjustment under Code Section 734(b) is required by Treas. Reg. §1.7041(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such item shall be treated as an item of gain or loss from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) any items that are specially allocated pursuant to section 11.2 shall not be taken into account in computing Profits and Losses. “Depreciation” shall mean, for each fiscal year, an amount equal to the depreciation, amortization or cost recovery deduction allowable for federal income tax purposes for such fiscal year, unless the Carrying Value for an asset differs from the adjusted basis of such asset for federal income tax purposes, in which case Depreciation shall mean an amount that bears the same ratio to the beginning Carrying Value as the depreciation, amortization or cost recovery deduction bears to the beginning adjusted tax basis, provided, however that if the adjusted basis of an asset is zero at the beginning of a fiscal year, Depreciation shall be determined by the Managing Member by using any reasonable method.
     6.5 Distribution of Net Cash Flow. Except in connection with the liquidation of the. Company, in which case all distributions shall be made in accordance with Article VIII, distributions of Net Cash Flow shall be made to the Members no less often than annually in accordance with the Members’ Percentage Interests. Distributions may be made more frequently in the sole discretion of the Managing Member.
     6.6 Definition of Net Cash Flow. “Net Cash Flow” of the Company shall be computed by deducting from the gross amounts received by the Company from all sources: (i) all operating expenses of the business, including management fees (if any), taxes, and insurance premiums, but excluding depreciation and amortization allowances, (ii) interest and principal payments on indebtedness of the Company (including advances by Members in accordance with section 5.3), (iii), proceeds from borrowing or proceeds from the sale, exchange or other disposition of Company assets, (iv) additions to reserves, (v) all cash expenditures for fixed asset additions, improvements and replacements, (vi) capital contributions, and (vii) any other amounts that the Managing Member determines, in its sole discretion, shall be retained for investment in the Company business.
ARTICLE VII
TRANSFER OF COMPANY INTERESTS
     7.1 No Transfer of Company Interest. Except as specifically provided in this Agreement, no Member may sell, assign, or in any manner transfer all or any part of its interest in the Company.
     7.2 Compliance with Securities Act of 1933. No Member’s interest in the Company has been registered under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) of such act. Notwithstanding any other provisions in this Agreement, no interest in the Company of a Member may be offered for sale, sold, transferred or otherwise disposed of unless, at the expense of the transferring Member, the Company has received an opinion of counsel for the Company or counsel acceptable to its counsel, to the effect that such transfer is exempt from registration under the Securities Act of 1933 and is in compliance with all applicable federal and state securities laws and regulations. The Managing Member may, in its sole discretion, waive the requirements of this section with respect to the transfer of any interest, but any such waiver shall not constitute a waiver of any subsequent transfer of such interest or the transfer of any other interest.

     7.3 Sale of Interest to Other Members. Any Member may sell, assign or otherwise transfer all or any part of its interest in the Company to another Member, at such price and on such other terms as the parties may agree.
     7.4 Transfer Permitted If Managing Member Approves. A Member may transfer its interest in the Company to any person with the approval of the Managing Member, which approval may be arbitrarily withheld. Such approval of the transfer of any interest by the Managing Member shall not constitute approval of any subsequent transfer of such interest or the transfer of any other interest or approval of admission of the transferee as a Member in the Company. A Managing Member may transfer its interest in the Company upon the approval of Members holding a majority of the Units held by all Members.
     7.5 Admission of Transferee as Substituted Members. An assignee of a Member’s interest in the Company shall not become a substituted Member unless and until the Managing Member consents in writing to such substitution, which consent may be arbitrarily withheld. If the Managing Member does not consent to the substitution of an assignee of a Member’s interest in the Company, the transferor Member shall not retain any rights of a member under the Act. An assignee of a Member’s interest in the Company who is not admitted as a substituted Member under this section shall not be entitled to: (i) require any accounting of the Company’s transactions; (ii) inspect the Company’s books and records; (iii) require any information from the Company; or (iv) exercise any privilege or right of a Member which is not specifically granted to a non- substituted transferee of a limited liability company interest under the Act.
     7.6 Allocations and Distributions with Respect to Transferred Interests. If any transfer of an interest in the Company permitted by this Agreement occurs during a fiscal year (whether or not the- assignee is admitted as a substituted Member), then all allocations of Profits and Losses attributable to the transferred interest for such year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using any convention or method of allocation selected by the Managing Member which is then permitted under Code Section 706 and the regulations promulgated thereunder. All distributions of Net Cash Flow made prior to the effective date of any such transfer shall be made to the transferor and any such distributions made after the effective date “ of such transfer shall be made to the transferee.
ARTICLE VIII
DISSOLUTION
     8.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:
          (a) The sale of all of the Property owned by the Company;
          (b) The written agreement of a majority in interest of the Members to dissolve the Company; or
          (c) Upon the death, dissolution, withdrawal, insanity, retirement, resignation, expulsion or bankruptcy of a Member, unless within 90 days after such event there is at least one remaining Member(s) and such Member(s) agree and/or consent to continue the business of the Company.
     8.2 Winding Up. Upon a dissolution of the Company, the Members shall take full account of the Company’s liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:
          (a) To the payment and discharge of all the Company’s debts and liabilities, including the establishment of necessary reserves;
          (b) The balance, if any, to the Members in accordance with their Capital Accounts.
     8.3 Continuation of Company by Members: Designation of New Managing Member. In the event that the withdrawal, death, bankruptcy, liquidation, dissolution, adjudication of insanity or incompetency or other cessation of existence of a Managing Member, the remaining Members may, by a unanimous vote, within ninety (90) days after the date of any such event, elect to continue the Company and designate a Managing Member or Managing Member(s) who or which consent to and accept designation as such.
ARTICLE IX
AMENDMENT TO THE AGREEMENT
     9.1 Amendments by Managing Member. This Agreement may be amended by the Managing Member without the approval of any Member provided that such amendment is:
          (a) Solely for the purpose of clarification and does not change the substance hereof;
          (b) For the purpose of substituting or deleting a Member or admitting an additional Member in accordance with the provisions of this Agreement;
          (c) For the purpose of reflecting a change in the amount or character of the contribution of any Member;
          (d) Otherwise in implementation of the terms of this Agreement; or
          (e) In the opinion of counsel for the Company, necessary or appropriate to satisfy current requirements of the Code with respect to partnerships or any federal or state securities laws or regulations.
     Any amendment made pursuant to subsection (a), (d) or (e) may be made effective as of the date of this Agreement. All Members shall be notified as to the substance of any amendment to this Agreement and upon request shall be furnished a copy thereof.

     9.2 Other Amendments. All other amendments to this Agreement shall require the approval of the Managing Member and the approval of Members holding a majority of the Units allocated to all Members.
ARTICLE X
POWER OF ATTORNEY
     10.1 Appointment of Managing Member as Attorney. In order to facilitate amendments of this Agreement which require the signatures of each Member or a specified Member and a proposed additional or substituted Member and the preparation and signing of other documentation in connection with the Company, each Member by his or her signature hereto irrevocably makes, constitutes and appoints the Managing Member; each person who shall hereafter become a Managing Member, and each of them, his true and lawful attorney in his name, place and stead with the power from time to time to make, execute, swear to, acknowledge, verify, deliver, file, record and publish:
          (a) All certificates or other instruments which may be required to be filed by the Company under the laws of the State of Indiana or of any other state or jurisdiction in which the Company shall transact business or in which the Managing Member shall deem it advisable to file;
          (b) All documents, certificates or other instruments, including, without limiting the generality of the foregoing, any and all amendments and modifications of this Agreement or of the instruments described in section 10.1 which may be required or deemed desirable by the Managing Member to effectuate the provisions of any part of this Agreement and by way of extension and not in limitation to do all such other things as shall be necessary to continue the Company under the laws of the State of Indiana and of any state or jurisdiction in which it shall do business;
          (c) All documents, certificates or other instruments deemed desirable by the Managing Member or required in connection with amendments to this Agreement which the Managing Member may make without the approval of any Member pursuant to section 9.1; and
          (d) All documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Company or the organization of any new limited liability company occurring by the withdrawal, death, bankruptcy, liquidation, dissolution, adjudication of insanity or incompetency or other cessation of existence of the Managing Member as hereinbefore provided.
     10.2 Power of Attorney Irrevocable. It is expressly intended by each Member that the foregoing power of attorney is a special power of attorney coupled with an interest in favor of the Managing Member, and as such shall be irrevocable and shall survive the death, incompetence or adjudication of insanity (and, in the case of a Member that is not a natural person, the merger, dissolution or other termination of existence) of a Member.
     10.3 Survival of Power of Attorney on Transfer. The foregoing power of attorney shall survive the delivery of an assignment by any Member of the whole or any portion of its interest in the Company, except that where an assignee of such interest has been approved by the

Managing Member as a substituted Member, then the foregoing power of attorney of the assignor Member shall survive the delivery of such assignment for the sole purpose of enabling the Managing Member to execute, swear to, acknowledge and file any and all instruments necessary to effectuate such substitution. The power of attorney may be exercised by facsimile signature of the Managing Member or by listing all of the Members executing, swearing to or acknowledging any instrument with a single signature of the Managing Member, acting as attorney-in-fact for all of them.
ARTICLE XI
DEFINITIONS, TAX PROVISIONS
     11.1 Definitions. The capitalized terms used in this Agreement shall have the meanings as defined in the provision referenced below, where such term appears in boldface print. Defined terms used in only one section of this Agreement may not be listed below.
          (a) “Act” is defined in the preamble.
          (b) “Adjusted Capital Account Balance” is defined in section 11.2(a)(iii).
          (c) “Affiliate” is defined in section 4.5.
          (d) “Agreement” is defined in the preamble.
          (e) “Capital Account” is defined in section 6.3.
          (f) “Carrying Value” is defined in section 11.2(c)(i).
          (g) “Code” is defined in section 4.7.
          (h) “Company” is defined in section 1.1. (i) “Losses” is defined in section 6.4(a)(v).
          (j) “Managing Member” is defined in section 4.1 (k) “Members” is defined in section 3.1.
          (1) “Minimum Gain” is defined in section 11.2(a)(i). (m)”Net Cash Flow” is defined in section 6.6.
          (n) “Percentage Interests” is defined in section 6.4(a)(ii). (o) “Profits” is defined in section 6.4(a)(v). (p) “Treasury Regulations” are defined in section 4.7. (q) “Units” is defined in section 6.4(a)(ii).
     11.2 Tax Provisions. The following provisions apply for all purposes of this Agreement.
          (a) Allocations Required by Treasury Regulations
               (i) Subject to the exceptions set forth in Treas. Reg. §§1.704-2(f)(2)-(5), if there is a net decrease in Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(g)(2). “Minimum Gain” shall have the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §§1.704- 2(b)(2) and (f) and shall be interpreted consistently therewith.
               (ii) Subject to the exceptions set forth in Treas. Reg. § 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any fiscal year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704- 2(i)(3), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(5). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704- 2(i)(4) and shall be interpreted consistently therewith. “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i) with respect to “partner nonrecourse debt minimum gain.” “Member Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(4) for “partner nonrecourse debt.”
               (iii) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. § 1.704I (b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficits in its Adjusted Capital Account Balance created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to constitute a “qualified income offset” within the- meaning of Treas. Reg. §1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith. “Adjusted Capital Account Balance” means the balance in the Capital Account of a Member as of the end of the relevant fiscal year of the Company, after giving effect to the following: (a) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of this Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.7042(g)(1) and 1.704-2(i)(5), and (b) debit to such capital account the items described in Treas. Reg. § § 1. 704-1(b)(2)(ii)(d)(4), (5) and (6).
               (iv) Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members in accordance with their Percentage Interests. “Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. § 1.704-2(b)(1). The amount of Nonrecourse Deductions for a fiscal year of the Company equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Treas. Reg. §1.704-2(c). “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. § 1.704-2(b)(3).
               (v) Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704- 2(i). “Member Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. § 1.704- 2(i)(2) for “partner nonrecourse deductions.” For any Company taxable year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during the year, if any, in the amount of Member Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Member Nonrecourse Debt Minimum Gain.
               (vi) The allocations set forth in section 11.2(a) are intended to comply with certain requirements of Treasury Regulations promulgated under Code Section 704. Such allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction to each Member so that, to the extent possible, and to the extent permitted by Treasury Regulations, the net amount of such allocations of other Profits, Losses, and other items and such allocations to each Member shall be equal to the net amount that would have been allocated to each Member if such allocations had not been made.
          (b) Rules of Application
               (i) Profits and Losses and other items of income, gain, loss and deduction shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the fiscal year of the Company, except that (A) gains and losses arising from the disposition of assets shall be taken into account as of the date thereof, and (B) with the consent of the Managing Member and all affected parties, the preceding items may be allocated by using an “interim closing of the books” method.
               (ii) In the event the Company is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Member (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Member.
               (iii) To the extent any payments in the nature of fees paid to a Member are finally determined to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.
               (iv) Losses shall not be allocated to any Member to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Member continues to have a positive Adjusted Capital Account Balance; in such event Losses shall first be allocated to Members with positive Adjusted Capital Account Balances in proportion to such balances, until their positive Adjusted Capital Account Balances have been reduced to zero. To the extent that any Losses -are allocated pursuant to this paragraph, Profits shall thereafter be allocated in reverse order of such allocations of Losses to the extent of such Losses

               (v) The allocation of Profits and Losses to any Member shall be deemed to be an allocation to that Member of the same proportionate part of each separate item of taxable income, gain, loss, deduction or credit that comprises such Profits and Losses.
          (c) Rules Concerning Calculations of Profits and Losses and Code Section, 704(c) Tax Allocations
               (i) For purposes of computing Profits and Losses “Carrying Value” shall mean (a) with respect to contributed property, the agreed value of such property reduced (but not below zero) by Depreciation, (b) with respect to property the book value of which is. adjusted pursuant to Treas. Reg. §§1.704-1(b)(2)(iv)(d), (e) or (f), the amount determined pursuant to sections 11.2(c)(iii) or (iv), and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.
               (ii) Upon the occurrence of any of the following events, the Carrying Value of Company property shall be adjusted to its fair market value, as determined by the Managing Member:
                    (A) The acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution;
                    (B) The distribution by the Company to a Member of more than a de minimis amount of property or money in consideration for an interest in the Company; or
                    (C) The “liquidation” of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g).
     The revaluation of the Company property referred to in the immediately preceding sentence shall be made in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f).
               (iii) Upon an issuance of additional interests in the Company for cash or contributed property, the Carrying Value of all Company properties shall, immediately prior to issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof immediately prior to such issuance, and had been allocated to the Members, at such time, pursuant to section 6.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Managing Member using such reasonable methods of valuation as it may adopt.
               (iv) Immediately prior to the distribution of any Company property in liquidation of the Company or any Member’s interest in the Company, the Carrying Values of all Company properties shall be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Members, at such time, pursuant to section 6.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Managing Member using such reasonable methods of valuation as it may adopt.
               (v) In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any contributed property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed value, pursuant to any method permitted by the regulations and chosen by the Managing Member.
               (vi) In the event the Carrying Value of any Company asset is adjusted as described in paragraph (iii) or (iv) above, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the regulations thereunder.
               (vii) A transferee of a Company interest will succeed to the Capital Account relating to the Company interest transferred; provided, however, that if the transfer causes a termination of the Company under Code Section 708(b)(1)(B), the Company properties shall be deemed to have been distributed in liquidation of the Company to the Members (including the transferee of a Company interest) and recontributed by such Members and transferee in reconstitution of the Company. The capital accounts of such reconstituted Company
ARTICLE XII
MANAGERS
     12.1 Authority of Manager. Except to the extent otherwise provided herein, the Managers shall have the right to manage the business of the Company and shall have all of the rights and powers which may be possessed by managers under the Act.
     12.2 Election: Removal. Managers shall be elected by the Members. The Company shall initially have five (5) managers to wit:
          (a) Raymond H. Hayes: President and CEO
          (b) Rhonda Adams: Vice President
          (c) Kevin H. King: Vice President of Finance and Administration, Treasurer
          (d) Anne M. Sturtz: Secretary
          (e) Paul L. Bittner: Assistant Secretary
     The number of Managers shall be fixed from time to time by the Members and new Managers may be appointed by the Managing Member. A Manager may be removed and/or replaced by the Managing Member.

     12.3 Right to Rely on Manager. Any person dealing with the Company may rely upon a certificate signed by the Manager as to:
          (a) the identity of any Manager or Member;
          (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company;
          (c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or
          (d) any act or failure to act by the Company or any other matter whatsoever involving the Company.
     12.4 Restrictions on Authority of Manager.
          (a) Without the consent of the Managing Member, the Manager(s) shall not have the authority to:
               (i) do any act in contravention of this Agreement;
               (ii) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;
               (iii) cause the Company to possess Property for other than a Company purpose; or
               (iv) knowingly perform any act that would subject any Member to liability in any jurisdiction.
          (b) Without the consent of the Managing Member, the Manager(s) shall not have the authority to sell or otherwise dispose of all or substantially all of the property, except for a liquidating sale of Property in connection with the dissolution of the Company.
     12.5 Indemnification of Manager.
          (a) The Company shall indemnify, save harmless and pay all judgments and claims against’ the Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Manager in connection with the . business of the Company.
          (b) In the event of any action by a Member against a Manager(s), the Company shall indemnify, save harmless and pay all expenses of such Manager(s) incurred in the defense of such action, if such Manager(s) is/are successful in such action.

          (c) Notwithstanding the provisions of Sections 12.5(a) and 12.5(b), no Manager shall be indemnified from any liability for acts or omissions that constitute willful misconduct or recklessness.
ARTICLE XIII
MEETINGS OF MEMBERS
     13.1 Call of Meetings. A meeting of the Members may be called by or upon the written request of Member(s) holding 10 percent or more of the Percentage Interests.
     13.2 Proxy. A Member may authorize any Person or Persons to act for him by proxy on all matters in which a Member is entitled to participate. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it. A Member’s attendance personally at a meeting shall automatically revoke any proxy given by the member with respect to such meeting.
     13.3 Action by Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the action is taken by the Managing Member or Members holding 90 percent or more of the total issued units of the Company. Any action by the Members which may be taken at a meeting of the Members, by virtue of any provisions of the laws of the State of Indiana, the Articles or this Agreement, may be taken without a meeting if authorized by writing signed by the Managing Member or Members holding 90 percent or more of the total issued units of the Company. The action must be evidenced by one or more written consents describing the action taken, signed by such Member taking the action, and delivered to the Company for inclusion in the Company’s minutes or other records reflecting the action taken. For purposes of obtaining valid signatures on such consent of the Managing Member and/or other Members, the signatures of the directors of the Managing Member/Members and/or the President of the Managing Member/Members shall be sufficient to bind such Member to the action taken. Action taken under this Section 13.3 is effective when members authorizing the action have executed such consent.
     13.4 Conduct of Meetings. Each meeting of members shall be conducted by a Person appointed by the Members. Such meeting shall be conducted pursuant to such rules as the Members may select.
     13.5 Required Vote. The vote of a majority in Percentage Interest shall decide any matter connected with the business or affairs of the Company unless otherwise specifically provided in this Agreement provided, however, that the unanimous vote of the Members is required to amend either the Articles or this Agreement or to authorize the taking of any action in contravention or violation of either the Articles or this Agreement.
ARTICLE XIV
MISCELLANEOUS
     14.1 Notices. Any and all notices or other communications which may be sent to any Member shall be sent to the address listed in Schedule A, unless the Company is notified in writing of any change of address. Notices or other communications shall be deemed to have been given only when hand delivered or deposited with the United States Post Office by registered or certified mail addressed as set forth above.
     14.2 No Partition of Company Property. Each of the Members hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Company property or to compel any sale thereof. Further, all rights, duties, benefits and obligations, including inventory and appraisement of the Company assets or sale of a deceased Member’s interest therein, provision for which is made in the Act, or on account of the operation of any other rule or law of any other jurisdiction to compel any sale or appraisement of Company assets or sale of a deceased Member’s interest therein, are hereby waived and dispensed with and the interest in the Company of a deceased Member shall be subject to the provisions of this Agreement.
     14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.
     14.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart.
     14.5 Gender: Captions. Words of any gender used in this Agreement shall be held to include any other gender, and words of the singular number shall be held to include the plural (and vice-versa), when the sense requires. The captions to each Article and section are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect it.
     14.6 Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangement or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not described herein.
     14.7 Provisions Severable. This Agreement is intended to be performed in accordance with and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent be invalid or unenforceable, the remainder ‘of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
     14.8 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of all Members and their respective legal representatives, heirs, permitted successors and permitted assigns.

     IN WITNESS WHEREOF, the parties have entered into this Agreement and have hereunto set their hands to multiple copies hereof to be effective as provided in section 1.2.
MEMBERS

P.S.I. Holdings, Inc., an Ohio	VOCA Corporation of
Corporation	Indiana, an Indiana
Corporation

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule A

Registered Office and Service Agent:	Business Office:
Corporation Service Company	VOCA of Indiana, LLC
251 East Ohio Street	5555 Parkcenter Circle
Suite 500	Suite 200
Indianapolis, Indiana 46204	Dublin, Ohio 43017
Members and Unit Ownership Interest:

Name of Member	Member Type	Unit	Price Per	Capital
		Ownership	Unit	Contribution
VOCA Corporation of Managing Indiana	Member/Member	99	$1.00	$99.00
P.S.I. Holding Company	Member	01	$1.00	$1.00
Members Addresses:

VOCA Corporation of Indiana	P.S.I. Holdings, Inc.
4720 Kingsway Drive, Suite 400	5555 Parkcenter Circle, Suite 200
Indianapolis, Indiana 46205	Dublin, Ohio 43017
Managers:
Raymond H. Hayes: President and CEO
Rhonda Adams: Vice President
Kevin H. King: Vice President of Finance and Administration, Treasurer
Anne M. Sturtz: Secretary
Paul L. Bittner: Assistant Secretary